Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER 2020 RESULTS
TULSA, OK – February 5, 2020 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy and industrial markets across North America, today reported financial results for its second quarter of fiscal 2020.
Key highlights:

•	Second quarter revenue was $318.7 million compared to $340.6 million in the same quarter of the prior fiscal year

•	Strong quarterly results for Storage Solutions segment with revenue of $142.8 million and gross margin of 13.9%

•	Second quarter loss of $1.04 per share, including non-cash charges of $1.23 per share, compared to earnings per diluted share of $0.14 in the same quarter of the prior fiscal year

•	Adjusted earnings per diluted share, which excludes the non-cash charges, were $0.19 for the second quarter

•	Backlog at the end of the quarter was $872.2 million, excluding a significant multi-year project with Eagle LNG Partners LLC announced in January 2020 which is expected to begin later in the year

•	Strong liquidity position of $276.5 million at December 31, 2019, including cash of $110.5 million, and debt of only $14.8 million

•	Repurchased 500,000 shares of stock for $9.9 million during the second quarter

•	Strategic decision to reduce focus on iron and steel business subsequent to the end of the quarter
“Matrix has continued to strengthen its market position as a leading contractor for terminal and storage work as evidenced by the strong performance in the Storage Solutions segment,” said John R. Hewitt, President and Chief Executive Officer.  “As a result of challenges in the Industrial and Electrical Infrastructure segments, we have made a series of strategic changes that we believe are necessary for our business over the long term.  These organizational changes in our iron and steel, and power delivery businesses include talent enhancements as well as overhead and capital expenditure reductions. These actions will lead to improved operating performance across the organization as we continue to position the Company to maximize shareholder value."
Business Update
The Company, through its subsidiaries, designs, builds and maintains infrastructure critical to North America’s energy and industrial markets. It reports its results based on four key operating segments: Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions, and Industrial.
Storage Solutions
The Storage Solutions segment represents the Company’s work related to above ground storage tanks and full terminals for crude oil, refined products, LNG and NGLs. The Company provides services including engineering, fabrication, procurement, construction, construction management, maintenance and repair services. In the second quarter of 2020, the segment generated revenue of $142.8 million, compared to $125.7 million in the same period in the prior year. The increase was due to increased tank and terminal work and higher levels of work in Canada. Project awards totaled $111.7 million, resulting in a 0.8 book-to-bill ratio. Backlog at the end of the second quarter of 2020 was $603.6 million. Subsequent to the end of the quarter the Company announced that it has been selected by Eagle LNG Partners LLC for the engineering, procurement, fabrication and construction of a LNG export facility to be built in Jacksonville, Florida. This project, which is expected to commence in 2020 is not reflected in the Company’s backlog as of December 31, 2019.
The opportunity pipeline remains strong for crude, LNG and NGL storage and export terminal construction along the Gulf Coast. Additionally, the Company is seeing increased opportunities in the Upper Midwest and Mid-Atlantic regions of the United States and in Canada.

Oil Gas & Chemical
The Company’s Oil Gas & Chemical segment includes revenue associated with refinery maintenance and repair, capital projects and turnarounds as well as natural gas processing, sulfur processing and handling, and the strategic growth area in chemical and petrochemical plants. In the second quarter of 2020, the segment generated revenue of $56.0 million, compared to $86.3 million in the same period in the prior year. The decrease was primarily due to lower levels of turnaround work. Project awards totaled $44.4 million, resulting in a 0.8 book-to-bill ratio. Backlog at the end of the second quarter of 2020 was $156.7 million.
The outlook for this segment’s revenue and margin is expected to improve in the second half of the fiscal year, with increased levels of capital work in new and retrofit process infrastructure as well as engineering led projects in the mid-stream natural gas industry.
Electrical Infrastructure
The Company's Electrical Infrastructure segment provides power delivery services, primarily to investor owned utilities, as well as emergency and storm restoration services. The Company also provides services in a variety of power generation facilities including combined cycle and other natural gas fired power stations. In the second quarter of 2020, the segment generated revenues of $30.0 million, compared to $58.2 million in the same period in the prior year. The decrease was due to lower levels of power delivery and power generation work. Project awards totaled $12.8 million, resulting in a 0.4 book-to-bill ratio. Backlog at the end of the second quarter of 2020 was $55.4 million.
The Company recorded a goodwill impairment of $24.9 million in this segment in the second quarter of 2020. The impairment of the goodwill was due to the financial performance of portions of the power delivery business that led to the recent history of depressed gross margins, which accelerated during the second quarter. The Company is implementing significant changes to the operations and management of the business, including changes to leadership, modifications to operational processes, changes to mid-level operational personnel, and increased business development resources. The Company believes that these changes will result in revenue growth and margin improvement although the timing of financial improvement is dependent upon the effectiveness and execution of the improvement plan, the markets we serve, the spending volumes of our existing clients and other external factors.
Industrial
The Industrial segment consists of work for integrated iron and steel companies, major mining and minerals companies, as well as work in other industries including aerospace and defense, cement, and agriculture and grain. In the second quarter of 2020, the segment generated revenue of $89.9 million, compared to $70.4 million in the same period in the prior year. The increase was due to higher levels of iron and steel work, including work on a capital project on which we received mechanical completion and demobilized in the second quarter. Project awards totaled $28.4 million, resulting in a 0.3 book-to-bill ratio. In addition, the Company had cancellations of previously awarded work of $88.3 million. Backlog at the end of the second quarter of 2020 was $56.6 million.
The Company recorded goodwill and other intangible asset impairments of $13.6 million in the Industrial segment in the second quarter of fiscal 2020. The impairments were due to a significant deterioration in the outlook of the segment based on the following:
• general economic and trade issues impacting the spending of the nation's integrated iron and steel producers;
• deterioration of the relationship with a key iron and steel customer that, directly and through a joint venture, represents almost 70% of the current year Industrial segment revenue; and
• the issues noted above resulted in the cancellation of previously awarded projects in the U.S. and Canada.
The Company has decided that it will reduce its focus on the iron and steel industry due to various factors, including those noted above as well as the low margin profile of the business, high working capital requirements and its cyclical nature. Accordingly, the Company expects a significant reduction in business volumes for this segment in the second half of the fiscal year. The Company is currently assessing alternatives regarding the disposition of the remainder of the business.
Second Quarter Fiscal 2020 Results
Consolidated revenue was $318.7 million for the three months ended December 31, 2019, compared to $340.6 million in the same period in the prior year. On a segment basis, revenue decreased in the Oil Gas & Chemical and Electrical Infrastructure segments by $30.3 million and $28.1 million, respectively. These decreases were partially offset by increases in the Industrial and Storage Solutions segments of $19.5 million and $17.0 million, respectively.

Consolidated gross profit increased to $30.0 million in the three months ended December 31, 2019 compared to $27.9 million in the same period in the prior year. The gross margin increased to 9.4% in the three months ended December 31, 2019 compared to 8.2% in the same period in the prior year. Fiscal 2020 gross margin was positively impacted by strong project execution in the Storage Solutions and Industrial segments. Gross margin in the Electrical Infrastructure segment was negatively impacted by poor project execution, which included a charge on a transmission and distribution upgrade project. Gross margin in the Oil Gas & Chemical segment was negatively impacted by lower volumes, which led to the under recovery of construction overhead costs.
Consolidated SG&A expenses were $23.2 million in the three months ended December 31, 2019 compared to $22.4 million in the same period in the prior year.
The Company recorded non-cash goodwill and other intangible asset impairments in the Electrical Infrastructure and Industrial segments totaling $38.5 million during the three months ended December 31, 2019.
Our effective tax rate for the three months ended December 31, 2019 was 10.5% compared to 27.4% for the same period a year ago. We previously expected our fiscal 2020 effective tax rate to be approximately 27.0%. The effective tax rate in fiscal 2020 was negatively impacted by a $2.4 million valuation allowance placed on a deferred tax asset that was created by net operating loss carryforwards and other tax credits in Canada. Additionally, the effective tax rate in fiscal 2020 was negatively impacted by the non-deductible portion of the goodwill impairments. We expect the effective tax rate to be approximately 28.0% for the remainder of the fiscal year.
For the three months ended December 31, 2019 we had a net loss of $28.0 million, or $1.04 per fully diluted share, compared to net income of $3.9 million or $0.14 per fully diluted share in the prior year. Fiscal 2020 adjusted net income and adjusted earnings per fully diluted share were $5.2 million and $0.19, respectively.
Six Month Fiscal 2020 Results
Consolidated revenue was $656.8 million for the six months ended December 31, 2019, compared to $659.1 million in the same period in the prior fiscal year. On a segment basis, revenue decreased in the Oil Gas & Chemical and Electrical Infrastructure segments by $48.3 million and $41.3 million, respectively. These decreases were partially offset by increases in the Storage Solutions and Industrial segments of $54.4 million and $32.9 million, respectively.
Consolidated gross profit increased to $62.5 million in the six months ended December 31, 2019 compared to $51.3 million in the same period in the prior fiscal year. Gross margin increased to 9.5% in the six months ended December 31, 2019 compared to 7.8% in the same period in the prior fiscal year. Fiscal 2020 gross margin was positively impacted by strong project execution in the Storage Solutions and Industrial segments. Gross margin in the Electrical Infrastructure segment was negatively impacted by poor project execution, which included a charge on a transmission and distribution upgrade project. Gross margin in the Oil Gas & Chemical segment was negatively impacted by lower volumes, which led to the under recovery of construction overhead costs.
Consolidated SG&A expenses were $46.9 million in the six months ended December 31, 2019 compared to $43.6 million in the same period a year earlier. The increase was primarily due to investments to support the business and bad debt charges.
The Company recorded non-cash goodwill and other intangible asset impairments in the Electrical Infrastructure and Industrial segments totaling $38.5 million during the six months ended December 31, 2019.
For the six months ended December 31, 2019, we had a net loss $21.9 million, or $0.81 per fully diluted share, compared to net income of $6.2 million, or $0.23 per fully diluted share, in the same period a year earlier. Fiscal 2020 adjusted net income and adjusted earnings per fully diluted share were $11.4 million and $0.41, respectively.
Backlog
Backlog at December 31, 2019 was $872.2 million compared to $1.082 billion at September 30, 2019 and $1.098 billion at June 30, 2019. The quarterly book-to-bill ratio was 0.6 on project awards of $197.3 million. The year-to-date book-to-bill ratio was 0.8 on project awards of $519.0 million. In addition, the Company had cancellations of previously awarded work of $88.3 million. Backlog at December 31, 2019 does not include a significant multi-year project with Eagle LNG Partners LLC announced in January 2020 with construction expected to begin later in the year.
Financial Position
At December 31, 2019 the Company had total liquidity of $276.5 million, which includes a cash balance of $110.5 million and $166.0 million of availability under the credit facility. The Company's outstanding borrowings were $14.8 million at December 31, 2019. In the second quarter of fiscal 2020, the Company utilized $9.9 million of cash to repurchase 500,000 of its common shares.

Outlook and Guidance
Based on the performance of the Electrical Infrastructure segment, lower projected volumes in the Industrial segment and other business priorities, the Company is executing on a business improvement plan. In connection with this improvement plan, the Company anticipates a reduction in its annual operating costs of at least $12 million and a reduction of approximately $10 million in fiscal 2020 capital spending. The Company expects to incur restructuring costs of $4 to $6 million primarily in the third quarter of fiscal 2020 related to its business improvement plan.
Given the shortfall in the Electrical Infrastructure segment and the Company's decision to reduce resources in the iron and steel business, the Company is updating its previous guidance. Taking into account the Company’s positive outlook in the Oil Gas & Chemical and Storage Solutions segments, the business improvement plan in the Electrical Infrastructure segment, and the reduction in resources in the Industrial segment, the Company expects its fiscal 2020 revenue to be between $1.2 billion and $1.3 billion and report a loss per diluted share of between $0.45 and $0.65. Excluding the non-cash charges incurred in the second quarter of fiscal 2020 and anticipated restructuring charges in the third quarter, which are both presented in the non-GAAP Financial Measures section, the Company expects to report adjusted diluted earnings per share of between $0.70 and $0.90 for fiscal 2020.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 6, 2020 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company
Founded in 1984, Matrix Service Company (Nasdaq: MTRX) is parent to a family of companies that includes Matrix PDM Engineering, Matrix Service Inc., Matrix NAC, and Matrix Applied Technologies. Our companies design, build and maintain infrastructure critical to North America's energy and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.
With a culture driven by its core values of safety, integrity, stewardship, positive relationships, community involvement and delivering the best, Matrix has twice been named to Forbes Top 100 Most Trustworthy Companies in America and is consistently recognized as a Great Place to Work®.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Revenue	$318,677	$340,568	$656,774	$659,079
Cost of revenue	288,676	312,682	594,308	607,772
Gross profit	30,001	27,886	62,466	51,307
Selling, general and administrative expenses	23,165	22,359	46,856	43,560
Goodwill and other intangible asset impairment	38,515	—	38,515	—
Operating income (loss)	(31,679)	5,527	(22,905)	7,747
Other income (expense):
Interest expense	(444)	(361)	(833)	(653)
Interest income	417	274	891	556
Other	396	(22)	399	524
Income (loss) before income tax expense	(31,310)	5,418	(22,448)	8,174
Provision (benefit) for federal, state and foreign income taxes	(3,302)	1,486	(591)	1,937
Net income (loss)	$(28,008)	$3,932	$(21,857)	$6,237

Basic earnings (loss) per common share	$(1.04)	$0.15	$(0.81)	$0.23
Diluted earnings (loss) per common share	$(1.04)	$0.14	$(0.81)	$0.23
Weighted average common shares outstanding:
Basic	26,925	27,043	26,930	26,982
Diluted	26,925	27,582	26,930	27,628

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2019	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$110,495	$89,715
Accounts receivable, less allowances (December 31, 2019—$1,722 and June 30, 2019—$923)	199,066	218,432
Costs and estimated earnings in excess of billings on uncompleted contracts	57,223	96,083
Inventories	7,185	8,017
Income taxes receivable	98	29
Other current assets	7,444	5,034
Total current assets	381,511	417,310
Property, plant and equipment at cost:
Land and buildings	41,560	41,179
Construction equipment	95,354	91,793
Transportation equipment	55,377	52,526
Office equipment and software	44,207	43,632
Construction in progress	8,627	7,619
Total property, plant and equipment - at cost	245,125	236,749
Accumulated depreciation	(161,185)	(157,414)
Property, plant and equipment - net	83,940	79,335
Operating lease right-of-use assets	32,491	—
Goodwill	60,504	93,368
Other intangible assets, net of accumulated amortization	11,955	19,472
Deferred income taxes	5,542	2,683
Other assets	15,945	21,226
Total assets	$591,888	$633,394

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2019	June 30, 2019
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,461	$114,647
Billings on uncompleted contracts in excess of costs and estimated earnings	110,562	105,626
Accrued wages and benefits	22,121	38,357
Accrued insurance	7,649	9,021
Operating lease liabilities	9,425	—
Income taxes payable	166	2,517
Other accrued expenses	5,440	5,331
Total current liabilities	229,824	275,499
Deferred income taxes	186	298
Operating lease liabilities	23,949	—
Borrowings under senior secured revolving credit facility	14,817	5,347
Other liabilities	317	293
Total liabilities	269,093	281,437
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2019 and June 30, 2019; 26,672,114 and 26,807,203 shares outstanding as of December 31, 2019 and June 30, 2019	279	279
Additional paid-in capital	135,057	137,712
Retained earnings	217,619	239,476
Accumulated other comprehensive loss	(7,622)	(7,751)
	345,333	369,716
Less: Treasury stock, at cost — 1,216,103 shares as of December 31, 2019, and 1,081,014 shares as of June 30, 2019	(22,538)	(17,759)
Total stockholders' equity	322,795	351,957
Total liabilities and stockholders’ equity	$591,888	$633,394

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Gross revenue
Electrical Infrastructure	$30,030	$58,173	$61,562	$102,874
Oil Gas & Chemical	56,496	87,521	114,282	163,083
Storage Solutions	144,034	126,198	294,786	239,965
Industrial	90,267	70,385	189,554	155,942
Total gross revenue	$320,827	$342,277	$660,184	$661,864
Less: Inter-segment revenue
Oil Gas & Chemical	$504	$1,234	$760	$1,305
Storage Solutions	1,265	475	1,950	1,480
Industrial	381	—	700	—
Total inter-segment revenue	$2,150	$1,709	$3,410	$2,785
Consolidated revenue
Electrical Infrastructure	$30,030	$58,173	$61,562	$102,874
Oil Gas & Chemical	55,992	86,287	113,522	161,778
Storage Solutions	142,769	125,723	292,836	238,485
Industrial	89,886	70,385	188,854	155,942
Total consolidated revenue	$318,677	$340,568	$656,774	$659,079
Gross profit (loss)
Electrical Infrastructure	$(2,880)	$3,562	$(2,776)	$6,945
Oil Gas & Chemical	4,197	9,157	7,832	14,782
Storage Solutions	19,775	11,147	40,830	20,700
Industrial	8,909	4,020	16,580	8,880
Total gross profit	$30,001	$27,886	$62,466	$51,307
Goodwill and other intangible asset impairment
Electrical Infrastructure	$24,900	$—	$24,900	$—
Oil Gas & Chemical	—	—	—	—
Storage Solutions	—	—	—	—
Industrial	13,615	—	13,615	—
Total goodwill and other intangible asset impairment	$38,515	$—	$38,515	$—
Operating income (loss)
Electrical Infrastructure	$(29,663)	$438	$(31,507)	$1,095
Oil Gas & Chemical	(1,272)	3,585	(3,045)	4,099
Storage Solutions	8,899	1,356	18,351	1,641
Industrial	(9,643)	148	(6,704)	912
Total operating income (loss)	$(31,679)	$5,527	$(22,905)	$7,747

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a limited notice to proceed, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding is high. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of September 30, 2019	$72,663	$168,193	$634,695	$206,389	1,081,940
Project awards	12,796	44,449	111,678	28,359	197,282
Project cancellations(1)	—	—	—	(88,310)	(88,310)
Revenue recognized	(30,030)	(55,992)	(142,769)	(89,886)	(318,677)
Backlog as of December 31, 2019	$55,429	$156,650	$603,604	$56,552	$872,235
Book-to-bill ratio(2)	0.4	0.8	0.8	0.3	0.6

(1)
Primarily related to the deterioration of our relationship with a key customer in the iron and steel industry and the subsequent cancellations of work and the cancellation of a coke battery project in Canada. See Business Update section above for additional information.

(2)	Calculated by dividing project awards by revenue recognized during the period.

The following table provides a summary of changes in our backlog for the six months ended December 31, 2019:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2019	$73,883	$134,563	$641,295	$248,608	$1,098,349
Project awards	43,108	135,609	255,145	85,108	518,970
Project cancellations(1)	—	—	—	(88,310)	(88,310)
Revenue recognized	(61,562)	(113,522)	(292,836)	(188,854)	(656,774)
Backlog as of December 31, 2019	$55,429	$156,650	$603,604	$56,552	$872,235
Book-to-bill ratio(2)	0.7	1.2	0.9	0.5	0.8

(1)
Primarily related to the deterioration of our relationship with a key customer in the iron and steel industry and the subsequent cancellations of work and the cancellation of a coke battery project in Canada. See Business Update section above for additional information.

(2)	Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures
During the second quarter of fiscal 2020, the Company recorded $38.5 million of impairments to goodwill and other intangible assets and a $2.4 million valuation allowance on a deferred tax asset that significantly impacted the provision for income taxes. The reconciliations of net income (loss) to adjusted net income and diluted loss per fully diluted share to adjusted fully diluted earnings per share is included below:
Reconciliation of Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Common Share(1)
(In thousands, except per share data)

			Three Months Ended December 31, 2019		Six Months Ended December 31, 2019
	Amount of Charge	Income Tax Effect of Charge	Net Income (Loss)	Earnings (Loss) Per Diluted Share	Net Income (Loss)	Earnings (Loss) Per Diluted Share
Net loss and diluted loss per common share, as reported			$(28,008)	$(1.04)	$(21,857)	$(0.81)
Electrical Infrastructure segment goodwill impairment	$24,900	$(4,889)	20,011	0.74	20,011	0.74
Industrial segment goodwill and other intangible asset impairment	13,615	(2,803)	10,812	0.40	10,812	0.39
Valuation allowance placed on a deferred tax asset	2,417	—	2,417	0.09	2,417	0.09
Adjusted net income and diluted earnings per common share			$5,232	$0.19	$11,383	$0.41
Weighted average common shares outstanding - diluted:
As reported				26,925		26,930
Previously anti-dilutive common shares				394		563
Adjusted weighted average common shares outstanding - diluted				27,319		27,493

(1)
This table presents non-GAAP financial measures of our adjusted net income and adjusted diluted earnings per common share for the three and six months ended December 31, 2019. The most directly comparable financial measures are net income (loss) and diluted earnings (loss) per common share, respectively, presented in the Condensed Consolidated Statements of Income. We have presented these financial measures because we believe they more clearly depict the core operating results of the Company during the periods presented and provide a more comparable measure of the Company's operating results to other companies considered to be in similar businesses. Since adjusted net income and adjusted diluted earnings per common share are not measures of performance calculated in accordance with GAAP, they should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measures.

Reconciliation of Earnings Guidance to Adjusted Earnings Guidance(1)
The following table is a reconciliation of our guidance for earnings (loss) per diluted common share to our guidance for adjusted earnings per diluted common share, which excludes the impacts from the impairments to goodwill and other intangible assets, the valuation allowance on a deferred tax asset and expected restructuring charges in the second half of fiscal 2020 described above:

	Earnings Guidance
	Low	High
Full year fiscal 2020 guidance for loss per diluted common share	$(0.65)	$(0.45)
Electrical Infrastructure segment goodwill impairment, net of tax	0.74	0.74
Industrial segment goodwill and other intangible asset impairment, net of tax	0.40	0.40
Valuation allowance placed on a deferred tax asset	0.09	0.09
Expected restructuring charges in the second half of fiscal 2020, net of tax	0.12	0.12
Adjusted full year fiscal 2020 guidance for earnings per diluted common share	$0.70	$0.90

(1)
This table presents earnings guidance for the full year fiscal 2020 based on the non-GAAP financial measure of adjusted diluted earnings per common share. The most directly comparable financial measure is diluted earnings (loss) per common share presented in the Condensed Consolidated Statements of Income. We have presented this financial measure because we believe it more clearly depicts the expected performance of the Company during fiscal 2020 and provides a more comparable measure to other companies considered to be in similar businesses. Since adjusted diluted earnings per common share is not a measure of performance calculated in accordance with GAAP, it should be considered in addition to, rather than as a substitute for, the most directly comparable GAAP financial measure.